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                                                                    EXHIBIT 10.2

                              EMPLOYMENT CONTRACT


         AGREEMENT made as of December 8, 1995 between BEVERLY ENTERPRISES, INC., a Delaware corporation (the "Company"), and David R. Banks (the "Executive").

         WHEREAS, the Company desires to assure itself of the management services of the Executive by directly engaging the Executive as the Chairman and Chief Executive Officer of the Company;

         WHEREAS, the Executive currently serves as Chairman of the Company's Board of Directors;

         WHEREAS, the Company recognizes that the Executive's contribution to the Company's growth and success has been and continues to be substantial;

         WHEREAS, the Company wishes to encourage the Executive to remain with and devote full time and attention to the business affairs of the Company and wishes to provide income protection to the Executive for a period of time in the event of a Change in Control;

         NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Executive hereby agrees as follows:

                 1.       Definitions.

                          (a) "Base Salary" shall mean the Executive's regular annual rate of base pay, as set forth in Paragraph 4(a), as of the date in question.

                          (b)     The "Benefit Multiplier" shall be equal to
         1.0 except that if Executive's Termination of Employment is pursuant to Paragraphs 6(b) or 6(c) it shall be equal to 3.0.

                          (c) The Benefit Period" shall be the period of years equal to the Benefit Multiplier which follows the Executive's Termination of Employment.

                          (d) "Cause" shall mean the Executive's (i) conviction of a crime involving moral turpitude or theft or embezzlement of property from the Company or (ii) willful misconduct or willful failure substantially to perform the duties of his position, but only if such has continued after receipt of notice from the Company's Board of Directors and such reasonable cure period as is set forth in such notice.

                          (e) A "Change in Control" shall be deemed to have taken place if: (i) any person, corporation, or other entity or group, including any "group" as defined in Section l3(d)(3) of the Securities Exchange Act of 1934, other than any employee benefit plan then maintained by the Company, becomes the beneficial owner of shares of the Company having 30 percent or more of the total number of votes that may be cast for the election of Directors of the Company; (ii) as the result of, or in connection with, any contested election for the Board of Directors of the Company, or any tender or exchange offer, merger or other business combination or sale of assets, or any combination of the foregoing (a "Transaction"), the persons who were Directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company or its assets, or (iii) at any time (a) the Company shall consolidate with, or merge with, any other Person and the Company shall not be the continuing or surviving corporation, (b) any Person shall consolidate with, or merge with the Company, and the Company shall be the continuing
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         or surviving corporation and in connection therewith, all or part of the outstanding Company stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, (c) the Company shall be a party to a statutory share exchange with any other Person after which the Company is a subsidiary of any other Person, or (d) the Company shall sell or otherwise transfer 50% or more of the assets or earning power of the Company and its subsidiaries (taken as a whole) to any Person or Persons.

                          (f) The "Change in Control Date" shall mean the date immediately prior to the effectiveness of the Change in Control.

                          (g) The "Committee" shall mean the Compensation Committee of the Company's Board of Directors.

                          (h) The "Competitive Businesses" shall mean any of the health care businesses in which the Company is engaged on the execution date of this Agreement, except that ownership of nursing homes or other medical facilities (as distinguished from the operation of said facilities) shall not be deemed to be competitive businesses, and the Executive's serving on the Board of Directors or as the Chairman of such Board of Directors of Nationwide Health Properties, Inc. or of Wellpoint Health Networks, Inc. is specifically excluded from the definition of competitive businesses.

                          (i) The Executive shall have "Good Reason" to terminate employment if: (i) the Executive is not elected, reelected, or otherwise continued in the office of the Company or any of its subsidiaries which he held immediately prior to the Change in Control Date, or he is removed as a member of the Board of Directors of the Company or any of its subsidiaries if the Executive was a director immediately prior to the Change in Control Date; (ii) the Executive's duties, responsibilities or authority as an employee are materially reduced or diminished from those in effect on the Change in Control Date without the Executive's consent; (iii) the Executive's duties, responsibilities or authority as an employee are materially reduced or diminished from those in effect on the date hereof without the Executive's consent; (iv) the Executive's compensation or benefits are reduced without the Executive's consent, unless all Executive-level officers have their salaries reduced in the same percentage amount; (v) the Company reduces the potential earnings of the Executive under any performance-based bonus or incentive plan of the Company in effect immediately prior to the Change in Control Date; (vi) the Company requires that the Executive's employment be based other than at Fort Smith, Arkansas, without his consent; (vii) any purchaser, assign, surviving corporation, or successor of the Company or its business or assets (whether by acquisition, merger, liquidation, consolidation, reorganization, sale or transfer of assets or business, or otherwise) fails or refuses to expressly assume in writing this Agreement and all of the duties and obligations of the Company hereunder pursuant to Section 16 hereof; or (viii) the Company breaches any of the provisions of this Agreement.

                          (j) "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934 and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d).

                          (k) "Target Bonus" shall mean the target bonus (100% level) established for the Executive for the year in question under the Company's "Annual Incentive Plan."





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                          (l)     "Termination of Employment" shall mean the
         termination of the Executive's employment by the Company other than such a termination in connection with an offer of immediate reemployment by a successor or assign of the Company or purchaser of the Company or its assets under terms and conditions which would not permit the Executive to terminate his employment for Good Reason.

                 2. Term. The initial term of this Agreement shall be for the period commencing on December 8, 1995 (the "Effective Date") and ending on December 7, 1998. The Term shall be automatically extended by one additional day for each day beyond the Effective Date of this Agreement that the Executive remains employed by the Company until such time as the Company elects to cease such extension by giving written notice of such to the Executive. (In such event, the Agreement shall thus terminate on the third anniversary of the effective date of such notice).

                 3. Position and Duties. During the Term, the Executive shall serve, as an employee, as the Chairman of the Board of Directors and Chief Executive Officer of the Company and shall have such duties, functions, responsibilities and authority as are consistent with the Executive's position as the senior executive officer in charge of the general management, business and affairs of the Company.

                 4.       Compensation and Related Matters.

                          (a) Annual Base Salary. The Executive shall receive a Base Salary at a rate of $627,500 per annum through December 31, 1995 and thereafter at any such greater rate as is determined by the Committee.

                          (b) Benefits. During the Term, the Executive shall be entitled to all of the following and any other benefits and prerequisites offered by the Company to executives generally:

                                  (i) Participate in the Company's present and future stock option, restricted stock, phantom stock and other similar equity-based incentive plans, pursuant to their terms;

                                  (ii)     Participate in the Company's
                 Employee Stock Purchase Plan, pursuant to its terms;

                                  (iii) Retain his interest in the Company's terminated Deferred Compensation Plan pursuant to its terms with the Executive's units 100% vested, locked in at the Company's stock price on July 17, 1991, and credited with interest (with quarterly compounding) at a rate to be determined, from time to time, by the Committee;

                                  (iv)     Participate in the Company's
                 Executive Retirement Plan, pursuant to its terms;

                                  (v)      $600,000 of individual life
                 insurance coverage under the Company's Executive Life Insurance Plan, which coverage shall be 70% vested as of the date hereof, and shall vest an additional 10% on January 1, 1995 and each of the next two annual anniversaries thereof so long as Executive is employed by the Company on any of such dates;





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                                  (vi)     $628,000 (or such greater amount as
                 the Company may make available to its senior executives generally) of group term life insurance coverage;

                                  (vii)    $100,000 (or such greater amount as
                 the Company may make available to its senior executives generally) of business travel accident insurance coverage when traveling on Company business;

                                  (viii) Participate in the Company's Medical Plan, and Dental Plan, pursuant to their terms, except that the premium cost for such shall be treated as a benefit under the Company's Executive Medical Reimbursement Plan, described below, (and therefore at the present time, there shall be no payroll deduction as a condition of coverage in the Medical Plan and Dental Plan);

                                  (ix)     Participate in the Company's
                 Executive Medical Reimbursement Plan (with a maximum benefit of $11,500 (or such greater amount as the Company may make available to its senior executives generally), a portion of which shall be deemed applied to the payment of premiums under the Company's Medical Plan and Dental Plan as described above), pursuant to its terms;

                                  (x)      Participate in the Company's group
                 Long-Term Disability Plan, at the maximum benefit level, pursuant to its terms;

                                  (xi)     4 weeks of paid vacation;

                                  (xii)    Participate in or receive benefits
                 under any other employee benefit plan or other arrangement made available by the Company to any of its employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement.

                          (c) Annual Bonus. As additional compensation for services rendered, the Executive shall be eligible to receive an annual bonus in cash pursuant to the Company's Annual Incentive Plan.

                          (d) Expenses. The Company shall promptly reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of his duties to the Company hereunder.

                 5.       Competition.

                          (a) Executive shall not, at any time during the period of his employment with the Company, or, if his Termination of Employment is for Cause or without Good Reason, during the two year period following his Termination of Employment with the Company ("Non-Compete Period"), without the prior written consent of the Board, directly or indirectly engage in, or have any interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any of the Competitive Businesses in any State of the United States or any foreign country in which the Company is then engaged in any of such businesses; provided, however, that Executive shall be permitted to acquire a stock interest in such a corporation provided such stock is publicly traded and the stock so acquired is not more than one percent of the outstanding shares of such corporation, and provided further, that Executive may engage in business that is a non-competitive supplier to the Company or that is a customer of Company products or services.





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                          (b)     The Executive covenants that a breach of
         subparagraph (a) above would immediately and irreparably harm the Company and that a remedy at law would be inadequate to compensate the Company for its losses by reason of such breach and therefore that the Company shall, in addition to any other rights and remedies available under this Agreement, at law or otherwise, be entitled to an injunction to be issued by any court of competent jurisdiction enjoining and restraining the Executive from committing any violation of subparagraph (a) above, and the Executive hereby consents to the issuance of such injunction.

                 6. Eligibility for Severance Benefits. The Executive shall be eligible for the benefits described in Paragraph 7 (the "Severance Benefits") if:

                          (a)     during the Term, the Executive has a
         Termination of Employment initiated (i) by the Company without Cause or (ii) by the Executive for Good Reason, and, in either case, subsection (c) does not apply,

                          (b) during the Term there has been a Change in Control and during the 31 day period commencing on the first day of the 13th calendar month following the Change in Control Date (e.g. the period April 1, 1996 - May 1, 1996, inclusive, for a Change in Control which is effective in the month of March, 1995), the Executive has a Termination of Employment initiated by the Executive without Good Reason, or

                          (c) during the Term there has been a Change in Control and during the two year period commencing on the Change in Control Date the Executive has a Termination of Employment which is initiated by the Company without Cause or by the Executive for Good Reason.

                 7. Severance Benefit. Upon satisfaction of the requirements set forth in Paragraph 6, and subject to Paragraphs 8 and 11, the Executive shall be entitled to the following Severance Benefits:

                          (a) Cash Payment. The Executive shall be entitled to receive an amount of cash equal to the Benefit Multiplier times the greater of

                                  (i) the sum of the Executive's Base Salary as in effect upon the Termination of Employment, and the greater of

                                         (A)     the Executive's Target Bonus as
                          in effect upon the Termination of Employment or,

                                         (B)     the Executive's actual bonus
                          under the Company's "Annual Incentive Plan" for the year prior to the year of the Executive's Termination of Employment,

                                  (ii)   the sum of the Executive's Base
                 Salary as in effect on the Change in Control Date, and the greater of

                                         (A)     the Executive's Target Bonus as
                          in effect upon the Change in Control Date or,

                                         (B)     the Executive's actual bonus
                          under the Company's "Annual Incentive Plan" for the year prior to the Change in Control Date.


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The payment shall be made in a single lump sum within ten days following the
Executive's Termination of Employment.

                          (b) Long-Term Incentive Award; Equity-Based Compensation. The Executive's interest under all of the Company's long-term incentive plans shall be fully vested. Any and all (i) options to purchase Company stock and (ii) restricted stock of the Company, owned by the Executive shall be fully vested.

                          (c)     Continuation of Benefits.

                                  (i)      For the Benefit Period, or for two
                 (2) years, whichever is longer, the Executive shall be treated as if he had continued to be an executive employee for all purposes under the Company's Medical Plan, Executive Medical Reimbursement Plan and Dental Plan, as described in Paragraph 4(b). Following this period, the Executive shall be entitled to receive continuation coverage under Part Six of Title I of ERISA ("COBRA Benefits") treating the end of this period as a termination of the Executive's employment other than for gross misconduct.

                                  (ii)     The Company shall fully vest and
                 maintain in force, at its own expense, for the remainder of the Executive's life, the life insurance in effect under the Company's Executive Life Insurance Plan (as described in Paragraph 4(b)) as of the Change in Control Date or as of the date of Termination of Employment, whichever is greater.

                          (d)     Relocation Benefit; Office.

                                  (i)      If, within three years after the
                 Executive's Termination of Employment with the Company, the Executive gives the Company written notice that he desires to relocate within the continental United States, the Company will reimburse the Executive for any reasonable relocation expenses (in accordance with the Company's general relocation policy for executives as then in effect, or, at the Executive's election, as in effect on the Change in Control
                 Date) in connection with such relocation.

                                  (ii) For the lesser of the Benefit Period or the date Executive commences such employment which provides an office to Executive, the Company shall provide Executive with first-class office space of not more than 800 square feet in a city to be selected by the Executive and approved by the Company (with such approval not to be unreasonably withheld).

                          (e) Executive Retirement Plan. For the year of the Executive's Termination of Employment, the Company will make the contribution to the Retirement Plan on behalf of the Executive that it would have made if the Executive had not had a Termination of Employment, but in no event less than the percentage contribution it made for the Executive in the immediately preceding year (and increased to take account of the additional year of service), in each case taking account of the Executive's annualized rate of "Compensation" (as defined in the Retirement Plan) and the percentage of such Compensation that the Executive is contributing to the Retirement Plan, as of the date of Termination of Employment, and the Company's matching contribution rate for such year (or, if greater, the preceding year). The portion of the Company's matching contribution which is based on the preceding year's contribution percentage shall be contributed to the Retirement Plan on behalf of the Executive immediately upon the Executive's Termination





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         of Employment and any additional contribution required shall be paid as soon as the amount is determined.

                          (f) Disability. For the Benefit Period, the Company shall provide long-term disability insurance benefits coverage to Executive equivalent to the coverage that the Executive would have had had he remained employed under the Company's Long-Term Disability Plan as described in Paragraph 4(b) applicable to Executive on the date of Termination of Employment, or, at the Executive's election, the plan applicable to Executive as of the Change in Control Date. Should Executive become disabled during such period, Executive shall be entitled to receive such benefits, and for such duration, as the applicable plan provides.

                          (g) Plan Amendments. The Company shall adopt such amendments to its employee benefit plans and insurance policies as are necessary to effectuate the provisions of this Agreement. If and to the extent any benefits under this Paragraph 7 are not paid or payable or otherwise provided to the Executive or his dependents or beneficiaries under any such plan or policy (whether due to the terms of the plan or policy, the termination thereof, applicable law, or otherwise), then the Company itself shall pay or provide for such benefits.

                 8. Golden Parachute Gross-Up. If, in the written opinion of a Big 6 accounting firm engaged by either the Company or the Executive for this purpose (at the Company's expense), or if so alleged by the Internal Revenue Service, the aggregate of the benefit payments under Paragraph 7 would cause the payment of one or more of such benefits to constitute an "excess parachute payment" as defined in Section 280G(b) of the Internal Revenue Code ("Code"), then the Company will pay to the Executive an additional amount in cash (the "Gross-Up Payment") equal to the amount necessary to cause the net amount retained by the Executive, after deduction of any (i) excise tax on the payments under Paragraph 7, (ii) federal, state or local income tax on the Gross-Up Payment, and (iii) excise tax on the Gross-Up Payment, to be equal to the aggregate remuneration the Executive would have received under Section 7, excluding such Gross-Up Payment (net of all federal, state and local excise and income taxes), as if Sections 280G and 4999 of the Code (and any successor provisions thereto) had not been enacted into law. The Gross-Up Payment provided for in this Paragraph shall be made within ten (10) days after the termination of Executive's employment, provided however that if the amount of the payment cannot be finally determined at the time, the Company shall pay to Executive an estimate as determined in good faith by the Company of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the date of termination. Any dispute concerning the application of this Paragraph shall be resolved pursuant to Paragraph 10, and if Paragraph 11 applies, any reference in this Paragraph to Paragraph 7 shall also be deemed to include a reference to Paragraph 11 as well.

                 9. Waiver of Other Severance Benefits. The benefits payable pursuant to this Agreement are in lieu of any other severance benefits which may otherwise be payable to the Executive upon termination following a Change in Control (including, without limitation, any benefits to which Executive might otherwise have been entitled under the "Agreement Concerning Benefits Upon Severance" dated as of September l, 1990 to which Executive and the Company are parties), except those benefits which are to be made available to the Executive as required by applicable law.

                 10. Disputes. Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement shall, at the election and upon written demand of either party, be finally determined and settled by binding arbitration in the city of Fort Smith, Arkansas, using a single arbitrator, in accordance with the Labor Arbitration rules and procedures of the American





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Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. The arbitrator shall have the power to order specific performance, mandamus, or other appropriate legal or equitable relief to enforce the provisions of this Agreement. The Company shall pay all costs of the arbitration and all reasonable attorney's and accountant's fees of the Executive in connection therewith.

                 11. Additional Payments Due to Dispute. Notwithstanding anything to the contrary herein, and without limiting the Executive's rights at law or in equity, if the Company fails or refuses to timely pay to the Executive the benefits due under Paragraphs 7 and/or 8 hereof, then the benefits under Paragraph 7(a) shall be increased and the benefits under Paragraphs 7(c), 7(d), and 7(f) shall each be continued by one additional day for each day of any such failure or refusal of the Company to pay. In addition, any Gross-Up Payment due under Paragraph 8 shall be increased to take into account any increased benefits under this Paragraph.

                 12. No Set-Off. There shall be no right of set-off or counterclaim in respect of any claim, debt, or obligation against any payment to or benefit for the Executive provided for in this Agreement.

                 13. No Mitigation Obligation. The parties hereto expressly agree that the payment of the benefits by the Company to the Executive in accordance with the terms of this Agreement will be liquidated damages, and that the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.

                 14. Trust. Any payments or installments that may be required to be made to Executive under this Agreement shall be funded immediately prior to any Change of Control Date (or, if earlier, within ten
(10) days after any Termination of Employment) by a contribution by the Company of the necessary amount of cash, as determined by independent actuaries acceptable to both Executive and the Company, to the irrevocable grantor trust created for such purpose by the Company, with Chemical Bank as Trustee dated July 18, 1995, a copy of which Trust Agreement may be obtained from the Company or the Trustee.

                 15. Letter of Credit for Legal Fees. In order to ensure the benefits intended to be provided to the Executive hereunder, immediately prior to any Change of Control Date the Company shall establish and hereby agrees to maintain throughout the remaining Term an irrevocable standby Letter of Credit in favor of the Executive and each other person who is named an Executive under similar agreements, drawn on a bank selected by the Company (the "Letter of Credit") which provides for a credit amount of $250,000 being made available to the Executive against presentation at any time and from time to time of his clean sight drafts, accompanied by statements of his counsel for fees and expenses, in an aggregate amount not to exceed $250,000, unless a larger amount is authorized by either the Chief Executive Officer, General Counsel, Chief Financial Officer, or a Senior Vice President of the Company.

                 16. Successors; Binding Agreement. (a) This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company or by any merger or consolidation where the Company is not the surviving corporation, or upon any transfer of all or substantially all of the Company's assets, or any other Change in Control. The Company shall require any purchaser, assign, surviving corporation or successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure





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to the benefit of the Company and any purchaser, assign, surviving corporation or successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization, transfer of all or substantially all of the business or assets of the Company, or otherwise (and such purchaser, assign, surviving corporation or successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but this Agreement shall not otherwise be assignable, transferable or delegable by the Company.

                          (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

                          (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in this Section 16. Without limiting the generality of the foregoing, the Executive's right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, or otherwise subject to anticipation, alienation, sale, encumbrance, charge, hypothecation, or set-off in respect of any claim, debt, or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law, other than by a transfer by his will or by the laws of descent and distribution. Any attempt, voluntarily or involuntarily, to effect any action prohibited by this Paragraph shall be null, void, and of no effect.

                 17. Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, or other similar means of communication, as follows:

                          (a) If to the Company, addressed to its principal executive offices to the attention of its Secretary;

                          (b) If to the Executive, to him at the address set forth below under the Executive's signature, or at any such other address as either party shall have specified by notice in writing to the other.

                 18. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and by a duly authorized representative of the Board of Directors. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.

                 19. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no





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extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

                 20. Severability; Enforcement. If any provision of this Agreement, or the application thereof to any person, place, or circumstance shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

                 21. Indemnification. The Company shall indemnify, defend, and hold the Executive harmless from and against any liability, damages, costs, or expenses (including attorney's fees) in connection with any claim, cause of action, investigation, litigation, or proceeding involving him by reason of his having been an officer, director, employee, or agent of the Company, unless it is judicially determined, in a final, nonappealable order that the Executive was guilty of gross negligence or willful misconduct. The Company also agrees to maintain adequate directors and officers liability insurance for the benefit of Executive for the term of this Agreement and for at least three years thereafter.

                 22. Governing Law. This Agreement shall be interpreted, administered and enforced in accordance with the law of the State of Arkansas, except to the extent pre-empted by Federal law.

                 The parties have duly executed this Agreement as of the date first written above.


BEVERLY ENTERPRISES, INC.                          EXECUTIVE


By:
   -----------------------------------          ---------------------------
         Robert W. Pommerville                  David R. Banks
         Executive Vice President,              3421 Free Ferry Road
         General Counsel and Secretary          Fort Smith, AR  72903


By:-----------------------------------
         Christine Murray
         Assistant Secretary

5111 Rogers Avenue, Suite 40A
Fort Smith, AR  72919

Attention:  Secretary





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